Exhibit 12


              THE STANLEY WORKS AND SUBSIDIARIES
          COMPUTATION OF EARNINGS TO FIXED CHARGES
                   (in Millions of Dollars)


                                            THIRD QUARTER   NINE MONTHS
                                            1995    1994    1995    1994



 Earnings before income taxes                $6.9   $51.4  $104.0  $146.7

 Add:
      Portion of rents representative of
         interest factor                      3.2     2.9     9.8     8.7
      Interest expense                        8.5     7.3    26.5    24.7
      Amortization of expense on
         long-term debt                       0.1             0.2     0.1
      Amortization of capitalized interest                    0.2     0.2
                                            -----   -----   -----   -----
 Income as adjusted                         $18.7   $61.6  $140.7  $180.4
                                            =====   =====   =====   =====
 Fixed charges:
      Interest expense                       $8.5    $7.3   $26.5   $24.7
      Amortization of expense on
         long-term debt                       0.1             0.2     0.1
      Portion of rents representative of
         interest factor                      3.2     2.9     9.8     8.7
                                            -----   -----   -----   -----
 Fixed charges                              $11.8   $10.2   $36.5   $33.5
                                            =====   =====   =====   =====
 Ratio of earnings to fixed charges          1.58    6.04    3.85    5.39
                                            =====   =====   =====   =====